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Exhibit 99.1

June 15, 2016

Board of Directors and Special Committee of the Board of Directors
Hatteras Financial Corp.
751 W. Fourth Street, Suite 400
Winston Salem, NC 27101

Re:
Amendment No. 2 to Registration Statement on Form S-4 of Annaly Capital Management, Inc. (File No. 333-211140), filed June 15, 2016 (the "Registration Statement") and Amendment No. 5 to Schedule TO-T of Annaly Capital Management, Inc. (File No. 5-83995), filed June 15, 2016 (the "Schedule TO")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated April 10, 2016 ("Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Annaly Capital Management, Inc. ("Annaly") and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Hatteras Financial Corp. (the "Company") of the Aggregate Consideration (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016, by and among Annaly, Ridgeback Merger Sub Corporation, a wholly owned subsidiary of Annaly, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended, and the Schedule TO, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "—Background of the Offer and the Merger", "—Opinion of Hatteras' Financial Advisor", and "—Hatteras' Reasons for the Offer and the Merger; Recommendation of the Hatteras Board of Directors" in the Registration Statement, as amended, and to the inclusion of the foregoing opinion in the Prospectus included in the Registration Statement, as amended, and in the Schedule TO, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and the Schedule TO and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement or Schedule TO), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co (GOLDMAN, SACHS & CO.)

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  Exhibit 99.1